Exhibit 99.1

Southern First Bancshares, Inc. added to Russell 2000 Index

Greenville, South Carolina, June 27, 2016 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, announced today that it was added to the U.S. small-cap Russell 2000® Index, effective after the U.S. market opened on June 27, 2016, as part of the 2016 Russell indexes reconstitution. Membership in the Russell 2000®, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index. The stock also was automatically added to the appropriate growth and value indexes.

“We are pleased to be added to the Russell 2000®,” said Art Seaver, Chief Executive Officer. “This is an indication of our company’s sustained growth and will enhance our visibility within the investment community.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are benchmarked against the Russell U.S. indexes. Russell Indexes are part of FTSE Russell, a leading global index provider.

More information on the Russell 2000® Index and the Russell indexes reconstitution is available on the “Russell Reconstitution” section of the FTSE Russell website.

ABOUT SOUTHERN FIRST BANCSHARES, INC.

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The Company consists of Southern First Bank, the third largest bank headquartered in South Carolina. Southern First Bancshares has been providing financial services since 1999 and now operates in nine locations in the Greenville, Columbia, and Charleston markets of South Carolina. Southern First Bancshares has assets of approximately $1.2 billion and its common stock is traded in the NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com